SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*


                    Under the Securities Exchange Act of 1934
                           (Amendment No.__________)*

                              SANDRIDGE ENERGY INC.
    -----------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
   -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    80007P307
    -----------------------------------------------------------------------
                                 (CUSIP Number)

                                February 29, 2008
    -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 20 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 80007P307                 13G           Page 2 of 20 Pages
--------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Spruce, L.P.
--------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
--------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
--------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES
               -----------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                             102,634
OWNED BY
               -----------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING
               -----------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                             102,634
--------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                             102,634
--------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **               [ ]
--------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.1%
--------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
--------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80007P307                 13G           Page 3 of 20 Pages
--------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Balsam, L.P.
--------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                           (a)  [X]
                                                           (b)  [ ]
--------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
--------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES
               -----------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                             225,224
OWNED BY
               -----------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING
               -----------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                             225,224
--------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                             225,224
--------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
--------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.2%
--------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
--------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80007P307                 13G              Page 4 of 20 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Sequoia, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)   SEC USE ONLY
------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 188,162
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 188,162
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 188,162
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.1%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80007P307                 13G               Page 5 of 20 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Redwood, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                1,081,087
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                1,081,087
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                1,081,087
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.8%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80007P307                 13G               Page 6 of 20 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Cascade, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 3,084,049
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                3,084,049
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                3,084,049
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                2.2%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80007P307                 13G              Page 7 of 20 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Picea, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                1,036,540
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               1,036,540
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               1,036,540
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.7%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80007P307                 13G              Page 8 of 20 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Sierra, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                237,233
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                237,233
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                237,233
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.2%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80007P307                 13G              Page 9 of 20 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Associates LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  1,597,107
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  1,597,107
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                  1,597,107
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                  1.1%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                  OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80007P307                 13G              Page 10 of 20 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Members LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER          4,357,822
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                4,357,822
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                4,357,822
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                3.1%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80007P307                 13G              Page 11 of 20 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Capital LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,402,393
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,402,393
------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                2,402,393
------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                1.7%
------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IA
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80007P307                 13G              Page 12 of 20 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Stephen F. Mandel, Jr.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                8,357,322
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               8,357,322
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               8,357,322
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                 [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                5.9%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 80007P307                 13G              Page 13 of 20 Pages

Item 1(a).     Name of Issuer:     SANDRIDGE ENERGY INC. (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

   1601 N.W. Expressway, Suite 1600, Oklahoma City, Oklahoma 73118

Item 2(a).     Name of Person Filing:

     This statement is filed by:
          (i) Lone Spruce, L.P., a Delaware limited partnership ("Lone Spruce"), with respect to the Common Stock (defined in Item 2(d) below) directly owned by it;
         (ii) Lone Balsam, L.P., a Delaware limited partnership ("Lone Balsam"), with respect to the Common Stock directly owned by it;
        (iii) Lone Sequoia, L.P., a Delaware limited partnership ("Lone Sequoia"), with respect to the Common Stock directly owned by it;
        (iv) Lone Redwood, L.P., a Delaware limited partnership ("Lone Sierra"), with respect to the Common Stock directly owned by it;
         (v) Lone Cascade, L.P., a Delaware limited partnership ("Lone Cascade"), with respect to the Common Stock directly owned by it;
         (vi) Lone Picea, L.P., a Delaware limited partnership ("Lone Cascade"), with respect to the Common Stock directly owned by it;
        (vii) Lone Sierra, L.P., a Delaware limited partnership ("Lone
              Sierra"), with respect to the Common Stock directly owned by it;
         (vi) Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine Associates"), with respect to the Common
              Stock directly owned by Lone Spruce, Lone Balsam, Lone
              Sequoia and Lone Redwood;
        (vii) Lone Pine Members LLC, a Delaware limited liability company
              ("Lone Pine Members"), with respect to the Common Stock
              directly owned by Lone Cascade, Lone Picea and Lone Sierra;
       (viii) Lone Pine Capital LLC, a Delaware limited liability company
              ("Lone Pine Capital"), which serves as investment manager
              to  Lone Cedar, Ltd., ("Lone Cedar") , Lone Pinon, Ltd.,
              ("Lone Pinon")and Lone Monterey Master Fund, Ltd. ("Lone
              Monterey Master Fund"), each a Cayman Islands exempted
              company, with respect to the Common Stock directly
              owned by each of Lone Cedar, Lone Pinon, and
              Lone Monterey Master Fund;
         (ix) Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the Common Stock directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia, Lone Redwood, Lone Cascade, Lone Sierra, Lone Picea, Lone Cedar, Lone Pinon and Lone Monterey Master Fund.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any

CUSIP No. 80007P307                 13G              Page 14 of 20 Pages

         disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None,
Residence:

     The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

Item 2(c).     Citizenship:

     Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade, Lone Sierra, Lone Redwood and Lone Picea are limited partnerships organized under the laws of the State of Delaware. Lone Pine Associates, Lone Pine Members and Lone Pine Capital are limited liability companies organized under the laws of the State of Delaware. Mr. Mandel is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Common Stock, $0.001 par value per share (the "Common Stock")

Item 2(e).  CUSIP Number:

    80007P307

CUSIP No. 80007P307                 13G             Page 15 of 20 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

        (a)   [ ]   Broker or dealer registered under Section 15 of the Act,

        (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,

        (c)   [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Act,

        (d)   [ ]   Investment Company registered under Section 8 of the
                    Investment Company Act of 1940,

        (e)   [ ]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

        (f)   [ ]   Employee Benefit Plan or Endowment Fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F),

        (g)   [ ]   Parent Holding Company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G),

        (h)   [ ]   Savings Association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act,

        (i)   [ ]   Church Plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act of 1940,

        (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

Item 4.   Ownership.

      A. Lone Spruce, L.P.
             (a) Amount beneficially owned: 102,634
             (b) Percent of class: 0.1% The percentages used herein and in the rest of Item 4 are calculated based upon the 141,845,661 shares of Common Stock issued and outstanding as of November 30, 2007, as reported in the Company's Form 10-Q for the quarterly period ended September 30, 2007, filed on December 3, 2007.
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 102,634
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    102,634

CUSIP No. 80007P307                 13G             Page 16 of 20 Pages

      B. Lone Balsam, L.P.
             (a) Amount beneficially owned: 225,224
             (b) Percent of class: 0.2%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 225,224
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 225,224

      C. Lone Sequoia, L.P.
             (a) Amount beneficially owned: 188,162
             (b) Percent of class: 0.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 188,162
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    188,162

      D. Lone Redwood, L.P.
             (a) Amount beneficially owned: 1,081,087
             (b) Percent of class: 0.8%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,081,087
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,081,087


      E. Lone Cascade, L.P.
             (a) Amount beneficially owned: 3,084,049
             (b) Percent of class: 2.2%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 3,084,049
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 3,084,049

      F. Lone Sierra, L.P.
             (a) Amount beneficially owned: 237,233
             (b) Percent of class: 0.2%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 237,233
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 237,233

      G. Lone Picea, L.P.
             (a) Amount beneficially owned: 1,036,540
             (b) Percent of class: 0.7%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,036,540
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,036,540

      H. Lone Pine Associates LLC
             (a) Amount beneficially owned: 1,597,107
             (b) Percent of class: 1.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,597,107
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,597,107

CUSIP No. 80007P307                 13G             Page 17 of 20 Pages

      I. Lone Pine Members LLC
             (a) Amount beneficially owned: 4,357,822
             (b) Percent of class: 3.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 4,357,822
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 4,357,822


      J. Lone Pine Capital LLC
             (a) Amount beneficially owned: 2,402,393
             (b) Percent of class: 1.7%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 2,402,393
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 2,402,393

      K. Stephen F. Mandel, Jr.
            (a) Amount beneficially owned: 8,357,322
            (b) Percent of class: 5.9%
            (c)(i)  Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 8,357,322
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    8,357,322

Item 5.     Ownership of Five Percent or Less of a Class.

      Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another
Person.

     Lone Pine Associates, the general partner of Lone Spruce, Lone Sequoia, Lone Redwood and Lone Balsam, has the power to direct the affairs of Lone Spruce, Lone Sequoia, Lone Redwood and Lone Balsam, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Members, the general partner of Lone Cascade, Lone Picea and Lone Sierra, has the power to direct the affairs of Lone Cascade and Lone Sierra, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Capital, the investment manager of Lone Cedar, Lone Pinon and Lone Monterey Master Fund, has the power to direct the receipt of dividends from or the proceeds of the sale of shares held by Lone Cedar, Lone Pinon, and Lone Monterey Master Fund. Mr. Mandel is the Managing Member of each of Lone Pine Associates, Lone Pine Members and Lone Pine Capital and in that capacity directs their operations.

CUSIP No. 80007P307                 13G             Page 18 of 20 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 80007P307                 13G             Page 19 of 20 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  March 10, 2008

                           By: /s/ Stephen F. Mandel, Jr.
                               ----------------------------------------
                               Stephen F. Mandel, Jr., individually and
                               (a) as Managing Member of Lone Pine
                               Associates LLC, for itself and as the
                               general partner of (i) Lone Spruce,
                               L.P., (ii) Lone Balsam, L.P. (iii) Lone
                               Sequoia, L.P.; and (iv) Lone Redwood,
                               L.P.
                               (b) as Managing Member of Lone Pine Members LLC, for itself and as the general partner of (i) Lone Cascade, L.P. (ii) Lone Sierra, L.P.; (iii) Lone Picea, L.P.and (c) as Managing Member of Lone Pine Capital LLC

CUSIP No. 80007P307                 13G             Page 20 of 20 Pages

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  March 10, 2008


                           By: /s/ Stephen F. Mandel, Jr.
                               ----------------------------------------
                               Stephen F. Mandel, Jr., individually and
                               (a) as Managing Member of Lone Pine
                               Associates LLC, for itself and as the
                               general partner of (i) Lone Spruce,
                               L.P., (ii) Lone Balsam, L.P. (iii) Lone
                               Sequoia, L.P.; and (iv) Lone Redwood,
                               L.P.
                               (b) as Managing Member of Lone Pine Members LLC, for itself and as the general partner of (i) Lone Cascade, L.P. (ii) Lone Sierra, L.P.; (iii) Lone Picea, L.P.and (c) as Managing Member of Lone Pine Capital LLC